EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

of

PELICAN MOBILE COMPUTERS, INC.
(a Maryland corporation)

with and into

BREKFORD CORP.
(a Delaware corporation)

Pursuant to Section 253 of the General
Corporation Law of the State of Delaware

Brekford Corp., a Delaware corporation ("Parent"), which desires to merge with Pelican Mobile Computers, Inc., a Maryland corporation and wholly-owned subsidiary of Parent ("Subsidiary"), hereby certifies as follows:

FIRST:	Parent is a business corporation organized under the laws of the State of Delaware. Subsidiary is a business corporation organized under the laws of the State of Maryland.

SECOND:	Parent owns all of the issued and outstanding shares of each class of capital stock of Subsidiary.

THIRD:	The Board of Directors of Parent, by the following resolutions duly adopted on October 27, 2010, approved the merger of Subsidiary with and into Parent (the "Merger"), pursuant to Section 253 of the General Corporation Law of the State of Delaware:

        WHEREAS, Brekford Corp., a Delaware corporation (the "Company") owns all of the outstanding shares of each class of capital stock of Pelican Mobile Computers, Inc., a Maryland corporation (the "Sub"); and

WHEREAS, the Board of Directors of the Company has deemed it advisable that the Sub be merged with and into the Company, with the Company remaining as the surviving corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "Merger").

NOW, THEREFORE, BE IT RESOLVED, that the Sub be merged, effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware (and appropriate Articles of Merger with the State of Maryland), with and into the Company, pursuant to the terms of the attached Plan of Merger and the laws of the State of Delaware and applicable laws of the State of Maryland, so that the separate existence of the Sub shall cease, and thereupon the Company and the Sub become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware; and be it further

RESOLVED, that at the effective time of the Merger (the "Effective Time"), the corporate name of the Company, which is the surviving entity in the Merger, shall remain, and the Company shall thereafter continue to be identified as, "Brekford Corp."; and be it further

RESOLVED, that at the Effective Time, each share of capital stock of the Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder(s) thereof, remain unchanged and continue to remain outstanding as one share of capital stock of the Company; and be it further

RESOLVED, that at the Effective Time, each share of capital stock of the Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and no consideration shall be issued in respect thereof; and be it further

RESOLVED, that the proper officers of the Company be, and each hereby is, authorized and directed to make, execute and acknowledge, in the name and under corporate seal of the Company, any document, agreement, certificate or article for the purposes of effecting the Merger and to file the same in the appropriate offices of the State of Delaware and the State of Maryland and to do all other acts and things that may be necessary or advisable to carry out and effectuate the purpose and intent of the aforesaid resolutions.

FOURTH:	Parent shall be the surviving corporation in the Merger (the "Surviving Corporation").

FIFTH:	Upon the effective time of the Merger, the corporate name of the Surviving Corporation shall remain "BREKFORD CORP."

FIFTH:	The effective time of the Merger shall be the date and time when this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Ownership and Merger to be executed as of the 27th day of October, 2010.

BREKFORD CORP., a Delaware corporation

By:	/s/ C.B. Brechin
C.B. Brechin, Chief Executive Officer